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NEWS RELEASE
COMPUWARE CORPORATION                                           [COMPUWARE LOGO]
Corporate Headquarters
One Campus Martius - Detroit, MICHIGAN 48226
(313) 227-7300

FOR IMMEDIATE RELEASE

OCTOBER 12, 2006

         COMPUWARE CORPORATION ANNOUNCES PRELIMINARY FINANCIAL RESULTS

DETROIT--October 12, 2006--Compuware Corporation (NASDAQ: CPWR) today announced preliminary financial results for its quarter ended September 30, 2006. These results show:

-     Total revenue for the second quarter of approximately $288 million.

-     Earnings for the second quarter of approximately seven cents per share.

- Total products revenue for the second quarter of approximately $171 million, comprised of approximately $56 million in license fees and approximately $115 million in maintenance fees.

- During the second quarter, distributed license revenue grew approximately 10 percent year-over-year, with the company's Vantage and Changepoint solutions growing at 20 percent and 40 percent, respectively.

- Distributed maintenance fees were also strong, up approximately 11 percent over last year.

- Europe and mainframe capacity accounted for the majority of the weakness in license sales.

- Professional services fees for the second quarter of approximately $117 million.

During the company's first quarter earnings conference call on May 16, 2006, Compuware management indicated that the second quarter would be challenging, with the second half of the fiscal year showing greater strength. Company management continues to expect stronger results in Q3 and Q4.

Compuware will announce final results for its fiscal 2007 second quarter on October 26, 2006.

COMPUWARE CORPORATION

Compuware Corporation (NASDAQ: CPWR) is a world leader in delivering software and services that enable businesses to manage their enterprises and maximize the value of their IT assets. Compuware solutions accelerate the development, improve the quality and enhance the performance of business-driving applications. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com/.

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Compuware Corporation Announces Preliminary Financial Results
October 12, 2006

PRESS CONTACT

Lisa Elkin, Vice President, Communications and Investor Relations,
+1-313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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